Exhibit 99.2

                  NATIONAL RURAL TELECOMMUNICATIONS COOPERATIVE

                   NOTICE OF TERMINATION OF MEMBER AGREEMENTS
                       (RELATING TO DIRECTV DRS SERVICES)


By Hand Delivery

Delivered on June 2, 2004

To Pegasus Satellite Television, Inc., Golden Sky Systems, Inc., and Pegasus Communications Corporation and all subsidiaries and affiliates with rights under or to the Member Agreements referred to below ("Pegasus"):

Re:      Termination of Member Agreements relating to DIRECTV DBS Services
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Dear Pegasus:

You are hereby notified that on June 1, 2004, NRTC and DIRECTV mutually terminated:

     (i) that certain DBS Distribution Agreement, dated as of April 10, 1992 (as amended, including, without limitation, as of February 14,1994), by and between DIRECTV, Inc., a California corporation, as assignee of Hughes Communications Galaxy, Inc. ("DIRECTV"), and National Rural Telecommunications Cooperative a District of Columbia corporation ("NRTC"), pursuant to which NRTC obtained an exclusive right to distribute DBS Distribution Services and certain DIRECTV programming in certain territories; and

     (ii) that certain Trademark License Agreement dated as of September 12, 1994 (the "Trademark License Agreement"), by and between DIRECTV and NRTC.

Accordingly, such agreements have no further force and effect, and all rights and obligations NRTC had under such agreements have been terminated immediately, including, without limitation, any rights NRTC had with respect to the use of DIRECTV's trademarks. By separate agreement, DIRECTV has granted NRTC the right to act as master servicer and agent for DIRECTV, including to authorize you to continue the use of DIRECTV's trademarks on a non-exclusive basis solely until August 31, 2004, as previously authorized under the Trademark License Agreement and the Member Agreements.

NOTIFICATION OF TERMINATION OF YOUR MEMBER AGREEMENTS. You are hereby further notified that pursuant to Section 13 of the NRTC/Member Agreements for Marketing and Distribution of DBS Services that you or a predecessor-in-interest entered in 1992 or 1993 (as amended, including in 1994, the "Member Agreements"), NRTC has terminated all the Member Agreements, including but not limited to those listed in the attached schedule solely for identification purposes, effective as of August 31, 2004, which termination includes any existing license to use DIRECTV's trademarks. Until such date, NRTC shall act as DIRECTV's agent to continue to provide services required under the Member Agreements. NRTC's agency agreement and authority thereunder terminate on August 31, 2004 and, as of that date, NRTC has no further authority to provide services or permit your use of DIRECTV's trademarks, and the Member Agreement will have no further force and effect; and all rights and obligations you had under the Member Agreements will have been terminated. Please note that given the effective date of termination of August 31, 2004, which extends beyond a ten (10) year period from the Service Commencement Date (as defined in the Member Agreements), NRTC owes no refund as a result of this termination pursuant to the terms of the Member Agreements.


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CERTAIN RIGHTS AND OBLIGATIONS CONTINUE. Notwithstanding the foregoing, any obligation to pay any amounts to NRTC and/or right to receive payments from NRTC, which has accrued prior to August 31, 2004, shall survive the termination of the Member Agreements. In addition, although NRTC ho assigned its rights in certain proprietary information to DIRECTV, you have a continuing obligation pursuant to Section 20 of the Member Agreements to maintain all subscriber information an a strictly confidential basis, subject to the terms and conditions of the Member Agreements

Sincerely,

NATIONAL RURAL TELECOMMUNICATIONS COOPERATIVE

   /s/ B.R. Philips III
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B. R. Phillips III President and Chief Executive Officer